                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12

                                  MOSSIMO, INC.
                                  -------------
                (Name of Registrant as Specified in its Charter)
                                  -------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
       (1) Title of each class of securities to which transaction applies:


       (2)     Aggregate number of securities to which transaction applies:


       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       (4)     Proposed maximum aggregate value of transaction:


       (5)     Total fee paid:


[ ]    Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
       (1)     Amount Previously Paid:


       (2)     Form, Schedule or Registration Statement no.:


       (3)     Filing Party:


       (4)     Date Filed:

                                  MOSSIMO, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD JUNE 3, 2002
                                   -----------

To Our Stockholders:

         The Annual Meeting of Stockholders of Mossimo, Inc. (the "Company") will be held at the Bel Air Hotel, 701 Stone Canyon Rd., Los Angeles, CA 90077 on June 3, 2002 at 4:00 p.m. for the following purposes:

     1. To elect two directors to serve three-year terms until their successors are duly elected and qualified;

     2. To approve The Mossimo Giannulli Bonus Plan (including the performance objectives and objective bonus formulas established by the Compensation Committee of the Board of Directors under the plan); and

     3. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

         The Board of Directors has fixed April 15, 2002 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

         WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE.

                                            By Order of the Board of Directors

                                            /s/ Gia Castrogiovanni
                                            ------------------------------------
                                            Gia Castrogiovanni
                                            SECRETARY

Santa Monica, California
April 29, 2002

                                  MOSSIMO, INC.

                                  2016 BROADWAY
                         SANTA MONICA, CALIFORNIA 90404
                                 (310) 460-0040

                                   -----------

                                 PROXY STATEMENT

                                   -----------

                                     GENERAL

         The accompanying proxy is solicited by and on behalf of the Board of Directors of Mossimo, Inc. ("Mossimo" or the "Company") in connection with the Annual Meeting of Stockholders to be held at 4:00 p.m. on June 3, 2002, held at the Bel Air Hotel, 701 Stone Canyon Rd., Los Angeles, CA 90077 and at any and all adjournments thereof (the "Annual Meeting").

         This Proxy Statement and accompanying proxy will first be mailed to stockholders on or about May 3, 2002. The Company will pay the costs of solicitation of proxies. In addition to soliciting proxies by mail, the Company's officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. The Company will reimburse brokers, banks, fiduciaries and other custodians and nominees holding Common Stock of the Company in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy materials to the beneficial owners of such Common Stock.

                      VOTING RIGHTS AND OUTSTANDING SHARES

         Only stockholders of record of the Company's Common Stock as of April 15, 2002 will be entitled to vote at the Annual Meeting. On April 15, 2002, there were 15,363,542 outstanding shares of Common Stock, which constituted all of the outstanding voting securities of the Company. Each share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting.

         A majority of the outstanding shares of Common Stock of the Company entitled to vote at the Annual Meeting must be represented at the Annual Meeting in order for there to be a quorum for the conduct of business at the meeting. Abstentions and broker non-votes (I.E., shares held by a broker which are represented at the Annual Meeting, but with respect to which such broker is not authorized to vote on the particular proposal) will be counted as shares present and entitled to vote for purposes of determining a quorum.

         All shares represented by each properly executed, unrevoked proxy received by the Company prior to the vote will be voted in the manner specified. If the manner of voting is not specified, the proxy will be voted FOR election to the Board of Directors of the two nominees and approval of The Mossimo Giannulli Bonus Plan set forth in this Proxy Statement. If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the proxy will have discretion to vote on these matters in accordance with their best judgment.

REVOCABILITY OF PROXIES

         Proxies must be written, signed by the stockholder and returned to the Secretary of the Company prior to the vote. Any stockholder who signs and returns a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder attending the Annual Meeting in person may withdraw his or her proxy and vote his or her shares, although attendance at the Annual Meeting will not by itself constitute a revocation of a proxy.

                                    DIRECTORS

         The Bylaws of the Company provide that the authorized number of directors shall range from two to five, with the exact number set by resolution of the Board of Directors. The authorized number of directors is currently five. The Board of Directors is divided into three classes, with the three-year terms of each class ending in successive years. On March 20, 2002, Edwin H. Lewis was appointed as the Company's President and Vice-Chairman of the Board of Directors, as a Class I Director. Mr. Lewis is a nominee for election at the Annual Meeting, for a term of three years, expiring at the third succeeding Annual Meeting (I.E., in the year 2005). Mossimo Giannulli, whose current term of office as a Class I Director will expire at the Annual Meeting, is also a nominee for election at the Annual Meeting, for a term of three years, expiring at the third succeeding Annual Meeting (I.E., in the year 2005). Mr. John H. Stafford's term of office as a Class III Director expired at the 2001 Annual Meeting on June 11, 2001. Mr. Stafford did not seek re-election.

         Certain information with respect to the two nominees for election as directors at the Annual Meeting and the other three directors whose terms of office will continue after the Annual Meeting is set forth below.

        NAME                                           PRINCIPAL OCCUPATION                                     AGE
        ----                                           --------------------                                     ---

NOMINEES FOR RE-ELECTION WITH A TERM OF OFFICE TO EXPIRE IN 2005 (CLASS I DIRECTORS)

MOSSIMO G. GIANNULLI          Mr. Giannulli founded the Company's business in 1987 and has been Chairman of      38
                              the Board since the Company's formation in 1988. Mr. Giannulli has served as the Company's Chief Executive Officer from March 28, 2000 to the present (and from November 1995 to March 4, 1998). Mr. Giannulli was the Company's President
                              from March 28, 2000 to March 20, 2002, and from the Company's formation in 1988 to March 4, 1998.

EDWIN H. LEWIS                Mr. Lewis has served as a director of the Company and as the Company's             51
                              President and Vice Chairman since March 20, 2002. Previously, Mr. Lewis served as the Company's Chief Executive Officer and a director from November 30, 1998 to March 28, 2000. Mr. Lewis worked for Tommy Hilfiger, Inc. from December 1991 through February 1996 where he held various positions including the Chairman and Chief Executive Officer.  Before joining Tommy Hilfiger, Mr. Lewis worked for Polo Ralph Lauren from 1973 through December 1991 where he held various positions including Executive Vice President and President of Ralph Lauren
                              Womenswear.

DIRECTOR WHOSE TERM OF OFFICE EXPIRES IN 2004 (CLASS III DIRECTOR)

BRETT WHITE                   Mr. White  has served as a director  of the  Company  since May 2000.  Mr. White   42
                              serves as President of CB Richard Ellis.  In this position he is responsible for all worldwide  operations  with the exception of the firm's  Mortgage  Brokerage and CB Richard Ellis Investors businesses.  Mr. White joined CB Richard Ellis in
                              1984 as a sales  trainee and spent seven  years as a  salesperson  in the firm's
                              San Diego region. In 1991 Mr. White accepted his first management  assignment as a sales manager for the San Diego office. In the subsequent  years,  Mr. White's
                              various  duties  include  Los  Angeles  regional  manager,   President-Brokerage
                              Services and most recently,  Chairman--The Americas. Mr. White is a member of the
                              Board of Directors of CB Richard Ellis and of its Executive Committee.


DIRECTORS WHOSE TERM OF OFFICE EXPIRES IN 2003 (CLASS II DIRECTORS)

ROBERT MARTINI                Mr. Martini has served as a director of the Company since October 1996.            70
                              Mr. Martini has been the Chairman of the Board of Directors of
                              AmerisourceBergen Corporation since August 2001. Prior to August 2001,
                              Mr. Martini had been a 40-year veteran of Bergen Brunswig Corporation, where he held several management positions including Chairman of the Board of Directors and interim Chief Executive Officer from 1999 to August 2001and Chief Executive
                              Officer from 1990 to 1997. AmerisourceBergen Corporation and Bergen Brunswig
                              Corporation are/were publicly traded companies.

WILLIAM R. HALFORD            Mr. Halford has served as a director of the Company since April 2000. Since        42
                              January 2001, Mr. Halford has served as President of Irvine Office Properties, a division of the Irvine Company, which develops, leases and operates a 22 million square foot office and flex tech portfolio.  From July1996, Mr. Halford served as President of the Irvine Office Company, a division of the Irvine
                              Company, which developed, leased and operated a seven million square foot office portfolio. From August 1995 to June 1996, Mr. Halford served as Vice
                              President General Manager of The Irvine Company. Before joining The Irvine
                              Company, Mr. Halford was Vice President of Leasing and Marketing for PM Realty
                              Group's Western Division from January 1994 to July 1995.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

         The Board of Directors held six meetings during 2001 and took action by written consent twice. The Board of Directors has a standing Audit Committee and Compensation Committee. The Company does not have a standing nominating committee. Each director attended at least 75% of the aggregate of the total number of meetings of our Board of Directors held during 2001 and of the total number of meetings held during 2001 by all committees of our Board of Directors on which that director served.

         The Audit Committee is currently comprised of Robert Martini, William
R. Halford and Brett White, each of whom is independent (as defined in the National Association of Securities Dealers "NASD" listing standards). In connection with the listing of the Company's common stock on the Nasdaq Small Cap Market on April 16, 2002, the Audit Committee adopted, on March 18, 2002, a written charter pursuant to the requirements of the NASD listing standards. A copy of the Audit Committee Charter is attached to this proxy as Annex A. The Audit Committee is responsible for reviewing audit results and the adequacy of the Company's systems of internal control, appointing or discharging the Company's independent auditors and reviewing each professional service of a non-audit nature to be provided by the independent auditors to evaluate the impact of the independence of the auditors undertaking such added services. The Audit Committee met once in 2001.

         The Compensation Committee is currently comprised of Robert Martini and Brett White. The Compensation Committee is responsible for recommending to the Board of Directors the base salary and incentive compensation for all executive officers, taking final action with respect to base salary and incentive compensation for certain other officers and key employees and reviewing the Company's compensation policies and management actions to assure succession of qualified officers. The Compensation Committee also administers the Company's 1995 Stock Plan, the Employee Stock Purchase Plan, The Edwin Lewis Bonus Plan and The Mossimo Giannulli Bonus Plan. The Compensation Committee met and took action by written consent once in 2001.

         Mr. John H. Stafford served on the Compensation Committee and the Audit Committee of the Board of Directors through the 2001 Annual Meeting held on June 11, 2001, at which time he did not stand for re-election as a director of the Company.

DIRECTORS' COMPENSATION

         Non-employee directors receive $10,000 annually as compensation for serving on the Board of Directors. All directors are reimbursed for their reasonable expenses incurred in attending meetings. Non-employee directors participate in the Company's 1995 Non-Employee Directors Stock Option Plan (the "Directors Plan"), which provides for automatic grants of options to each non-employee director at the then current market price for the Company's stock. Under the Directors Plan, each non-employee director is granted options for 30,000 shares upon initial appointment or election to the Board and receives an annual grant of options for 3,000 shares upon the date of each annual meeting of the Company's stockholders at which such director is re-elected or continues as a director. The initial options for 30,000 shares vest 50% per year, commencing on the first anniversary of the date of grant, and the options for 3,000 shares fully vest on the first anniversary of the date of grant.

         Messrs. Martini, Halford and White were granted options on June 11, 2001, to each purchase 3,000 shares of the Company's Common Stock at an exercise price equal to $3.16, the fair market value of the Company's Common Stock on the date of grant, pursuant to the Directors Plan.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

         The following individuals are nominated for election as directors to hold office for a term expiring as follows:

                   NOMINEE                          TERM EXPIRES
                   -------                          ------------

            Mossimo G. Giannulli                2005 Annual Meeting

               Edwin H. Lewis                   2005 Annual Meeting

VOTE REQUIRED

         The director nominees receiving the highest number of affirmative votes of the shares entitled to be voted, up to the number of directors to be elected as Class I directors (two), shall be elected as directors. Abstentions and broker non-votes as to the election of directors will not affect the election of directors receiving the plurality of votes. All proxies received by the Board of Directors will be voted FOR the nominees if no directions to the contrary are given. In the event that the nominees are unable or decline to serve, an event that is not anticipated, the proxies will be voted for the election of a nominee or nominees designated by the Board of Directors, or if none are so designated, will be voted according to the judgment of the person or persons voting the proxy.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE TWO NOMINEES.

                                   MANAGEMENT

         The following table sets forth certain information concerning the executive officers of the Company as of April 15, 2002:

   NAME                             AGE              POSITION
   ----                             ---              --------

   Mossimo G. Giannulli............ 38  Chairman of the Board and Chief
                                        Executive Officer

   Edwin H. Lewis.................. 51  Vice-Chairman of the Board and President

   Gia Castrogiovanni.............. 42  Chief Operating Officer, Treasurer and
                                        Secretary

         Background information on Messrs. Giannulli and Lewis is set forth under "Directors" above.

         Ms. Castrogiovanni has served as Chief Operating Officer of the Company since March 25, 2002, and has served as the Company's Treasurer and Secretary since November 2000. Ms. Castrogiovanni joined the Company in December 1998 as the Company's Senior Vice President, which position she held until March 2002. >From 1995 to December 1998, Ms. Castrogiovanni was Senior Vice President of Sales of Tommy Hilfiger Womenswear. From 1993 to 1995, Ms. Castrogiovanni was Vice President of Sales of Dana Buchman, a clothing manufacturer.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table sets forth certain information regarding the compensation for each of the last three years of: (i) the Chief Executive Officer of the Company during 2001, and (ii) the executive officers who were serving as executive officers as of December 31, 2001 and whose annual salary and bonus exceeded $100,000 (the "Named Executive Officers"). The Company had only two executive officers during 2001.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM COMPENSATION
                                                                                        AWARDS
                                                   ANNUAL COMPENSATION(1)       ----------------------
                                                 -----------------------------  SECURITIES UNDERLYING
    NAME AND PRINCIPAL POSITION           YEAR   SALARY ($)       BONUS ($ )       OPTIONS (#)
    ---------------------------           ----   ----------     --------------  ----------------------

    Mossimo G. Giannulli.............     2001     887,500       3,347,000(4)               0
        Chief Executive Officer (2)       2000     750,000               0                  0
                                          1999           0               0                  0

    Gia Castrogiovanni...............     2001     250,000         229,167             10,000
        Chief Operating Officer,          2000     200,000               0                  0
        Treasurer and Secretary (3)       1999     200,000               0                  0

-----------
(1) Perquisites are excluded as their aggregate value did not exceed the lesser of $50,000 or the 10% of total annual salary and bonus for any Named Executive Officer.

(2) Mr. Giannulli was appointed President and Chief Executive Officer of the Company on March 28, 2000 following the resignation of Edwin H. Lewis. Mr. Giannulli stepped down as President of the Company on March 20, 2002 following the re-appointment of Mr. Lewis.

(3) Ms. Castrogiovanni served as Senior Vice President, Treasurer and Secretary of the Company in 2001. Ms Castrogiovanni was appointed Chief Operating Officer of the Company on March 25, 2002.

(4) Approximately twenty-five percent of Mr. Giannulli's bonus, or approximately $836,840, was paid to Edwin Lewis during 2001. See "Certain Transactions."

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth certain information with respect to option grants made during fiscal 2001 to the Named Executive Officers. No stock appreciation rights were granted during 2001.

                                                   PERCENTAGE
                                                    OF TOTAL                                 POTENTIAL REALIZABLE VALUE
                                                    OPTIONS                                  AT ASSUMED ANNUAL RATES OF
                                                   GRANTED TO    EXERCISE                     STOCK PRICE APPRECIATION
                                      OPTIONS      EMPLOYEES      OR BASE                         FOR OPTION TERM(2)
                                      GRANTED      IN FISCAL     PRICE PER    EXPIRATION     ---------------------------
     NAME                           (SHARES)(1)       YEAR         SHARE          DATE           5%             10%
     ----                           -----------   ------------   ---------    ----------     ------------  ------------
     Mossimo G. Giannulli.........          0             0%        N/A             N/A              0               0
     Gia Castrogiovanni...........     10,000          14.3%      $2.50        5/3/2011        $15,722         $39,844

-----------
(1) Options are granted at the fair market value of the Company's Common Stock on the date of grant, pursuant to the 1995 Stock Plan, and vest 50% per year, commencing on the first anniversary of the date of grant.

(2) Assumes annual rates of stock price appreciation for illustrative purposes only. Actual stock prices will vary from time to time based upon market factors and the Company's financial performance. No assurance can be given that such rates will be achieved.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUE

         The following table sets forth certain information with respect to exercisable and unexercisable options held by the Named Executive Officers as of December 31, 2001. No stock options were exercised by any of the Named Executive Officers during 2001.

                                      NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                  UNDERLYING UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                                       AT FISCAL YEAR END               AT FISCAL YEAR END(1)
                                  ------------------------------     --------------------------
     NAME                          EXERCISABLE    UNEXERCISABLE      EXERCISABLE  UNEXERCISABLE
     ----                         -------------  ---------------     -----------  -------------
     Mossimo G. Giannulli.......            0                0                0              0
     Gia Castrogiovanni.........      187,500           72,500          $93,750        $41,250

-----------

(1) Based on the closing sales price of the Common Stock ($3.50) on the National Association of Securities Dealers Over-the-Counter Bulletin Board on December 31, 2001, minus the exercise price of the in-the-money option, multiplied by the number of shares to which the in-the-money option relates.

EMPLOYMENT AGREEMENTS

         In 2001, the Company entered into an Employment Agreement with Mossimo
G. Giannulli, the Company's Chief Executive Officer and then President (the "Employment Agreement"), which was effective as of February 1, 2001. Pursuant to the Employment Agreement, provided the Company's license agreement with Target Corporation (as amended to date, the "Target Agreement") remains in effect, Mr. Giannulli's annual base salary was set at $900,000 and he was eligible to receive a bonus equal to 50% of the annual net royalty revenue above the minimum required net royalty payment under the Target Agreement (the "Old Bonus"). The term of the Employment Agreement ends January 31, 2004, unless extended. In the event Mr. Giannulli's employment with the Company is terminated other than by reason of death, disability or for "cause", the Company is obligated to pay Mr. Giannulli through the remainder of the term of the Employment Agreement an annual amount equal to his base salary in effect on the date of termination.

         In connection with the hiring of Edwin Lewis on March 20, 2002 as the Company's President and Vice Chairman of the Board, the Company and Mr. Giannulli amended Mr. Giannulli's Employment Agreement, effective February 1, 2002. Pursuant to this amendment, Mr. Giannulli will no longer be entitled to the Old Bonus for any period commencing on or after February 1, 2002 and Mr. Giannulli will instead be entitled to participate in The Mossimo Giannulli Bonus Plan (the "Plan"). The Plan provides for the award of an annual bonus to Mr. Giannulli for the accomplishment of specific preestablished financial performance objectives by the Company, based on certain objective business criteria. The Compensation Committee of the Board of Directors (the "Committee") determines the annual financial performance objectives and the objective bonus formulas for computing the annual bonus.

         A description of the Plan is set forth in "Proposal 2 Approval of The Mossimo Giannulli Bonus Plan."

         On April 29, 2002, the Committee determined the performance objectives and objective bonus formulas with respect to each of the five contract years under the Plan commencing on February 1, 2002 and ending on January 31, 2007. The Committee determined that Mr. Giannulli shall be entitled to an annual bonus with respect to each contract year equal to twenty-nine percent (29%) of the excess (if any) of: (1) the royalty fees paid to the Company under the Target Agreement for such contract year, less, (ii) $5,293,750. Under the Target Agreement, royalty fees represent 55% of all fees payable to the Company. The initial term of the Target Agreement expires on January 31, 2004. If Target is current on its payment obligations under the Target Agreement, Target has the right to renew the Target Agreement, on the same terms and conditions, for additional terms of two years each.

         The Committee has reserved the authority to terminate the annual bonus award for each of the contract years ending January 31, 2005, 2006 or 2007, in accordance with the Plan. The Plan, which includes the performance objectives and objective bonus formula established by the Committee as discussed above, is being submitted to the Company's stockholders for approval at the Annual Meeting. See "Proposal 2 Approval of The Mossimo Giannulli Bonus Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Robert Martini, Brett White and John H. Stafford were the members of the Compensation Committee of the Board of Directors during 2001. None of Messrs. Martini, White or Stafford is or was an employee of, or otherwise affiliated with (other than in their capacity as director), the Company. Mr. Stafford served on the Compensation Committee of the Board of Directors through June 11, 2001, at which time he did not stand for re-election as a director of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee (the "Committee") of the Board of Directors is pleased to present its annual report, which is intended to update stockholders regarding the Company's compensation program. This report summarizes the Committee's executive compensation philosophy, and the basis on which the compensation for the Chief Executive Officer and other employees was determined for the calendar year ended December 31, 2001.

         During 2001, Robert Martini, Brett White and John H. Stafford were the members of the Committee. Mr. Stafford served on the Compensation Committee of the Board of Directors through June 11, 2001, at which time he did not stand for re-election as a director of the Company. The Committee's responsibilities are to review and determine the compensation paid to corporate officers and key executives and administer the Company's 1995 Stock Plan, the Employee Stock Purchase Plan, The Edwin Lewis Bonus Plan and The Mossimo Giannulli Bonus Plan.

COMPANY OVERVIEW

         On March 28, 2000, the Company entered into a multi-year licensing agreement with Target Stores, a division of Target Corporation ("Target"), which was amended on April 24, 2002 (the "Target Agreement"). As a result of the Target Agreement, the Company restructured its operations and reduced its work force by approximately 90% between December 31, 1999 and December 31, 2000. The Company now operates as a licensor and contributes design services, principally to Target, but it does not manufacture, source or directly market its products. The Company's work force as of December 31, 2001 consisted of eight highly skilled employees. The Target Agreement provides for guaranteed minimum payments to the Company through January 31, 2004. The Target Agreement is subject to early termination under some circumstances.

EXECUTIVE COMPENSATION PHILOSOPHY AND COMPONENTS

         The general philosophy of the Committee is to link overall employee compensation with the performance of the Company and the individual employee. The Committee recognizes that the success and growth of the Company depends on the efforts and commitment of its key employees. By providing incentives to the employees of the Company, the Committee rewards the efforts of such employees. The following is a discussion of the components of the employee compensation program for fiscal 2001, each of which is intended to serve the Company's overall compensation philosophy.

         BASE SALARY. Employees are reviewed annually, and their compensation is generally determined through an assessment of the market for similarly skilled employees performing similar functions, individual performance against assigned objectives and key qualitative factors that include personal accomplishments, strategic impact and career contribution to the Company. All the Company's employees, with the exception of the Chief Executive Officer, received a base salary increase of 25% effective March 1, 2001. The compensation arrangements of the Chief Executive Officer are discussed below.

         ANNUAL BONUS. Commencing in 2001, all full time, regular employees, other than the Chief Executive Officer (whose bonus program is discussed below), are eligible to receive an annual bonus based upon Target's achieved retail sales of Mossimo branded products during each contract year (i.e. each twelve month period beginning February 1). The bonus ranges from 10% to 100% of each employees base salary, depending upon position. In addition, Edwin H. Lewis is eligible to receive an annual bonus under The Edwin Lewis Bonus Plan (th "Lewis Plan"), which was established by this Committee to be effective as of February 1, 2002. Pursuant to the Lewis Plan, the Committee determined that Mr. Lewis shall be entitled to an annual bonus with respect to the contract year commencing on February 1, 2002 and ending on January 31, 2003 equal to nine and sixty-seven hundredth percent (9.67%) of the excess (if any) of: (i) the royalty fees earned by the Company under the Target Agreement for such contract year, less, (ii) $5,293,750 (the "Excess Royalties"). Under the Target Agreement, royalty fees represent 55% of all fees payable to the Company. The initial term of the Target Agreement expires on January 31, 2004. If Target is current on its payment obligations under the Target Agreement, Target has the right to renew the Target Agreement, on the same terms and conditions, for additional terms of two years each.

         LONG-TERM INCENTIVE COMPENSATION. The Company has in the past and may in the future compensate its employees in part with long-term incentive compensation. The primary purpose of the Company's long-term incentive compensation is to encourage and facilitate personal stock ownership by its employees and thus strengthen their personal commitments to the Company and provide a longer-term perspective in their responsibilities. The Company's primary means of long-term incentive compensation are stock options. During 2001, the Company granted 70,000 stock options to employees under the Company's 1995 Stock Plan.

         COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. Mr. Giannulli received an annual base salary of $750,000 through January 31, 2001. Effective February 1, 2001, in connection with the Employment Agreement entered into between the Company and Mr. Giannulli, and provided the Target Agreement is in place, Mr. Giannulli's annual base salary was increased to $900,000. Prior to approving the Employment Agreement, the Committee consulted with Towers Perrin, a nationally recognized executive compensation consultant. During 2001, pursuant to his Employment Agreement, Mr. Giannulli was also eligible to receive a bonus equal to 50% of the excess, if any, of the Company's net royalty revenue under the Target Agreement over the guaranteed minimum net royalty payments under such agreement (the "Old Bonus"). As a result, Mr. Giannulli received a bonus for 2001 of $3,347,000. Mr. Giannulli was not granted any stock options in 2001.

         THE MOSSIMO GIANNULLI BONUS PLAN. In 2001, Mr. Giannulli's bonus was granted under his Employment Agreement, discussed above. In April 2002, the Board of Directors adopted The Mossimo Giannulli Bonus Plan (the "Plan") to replace the Old Bonus contained in the Employment Agreement. The stockholders are being asked to approve the Plan (and the performance objectives and the objective bonus formulas established by the Committee under the Plan) in order to meet some of the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "IRC"), which currently imposes a $1 million limitation on the deductibility of certain compensation paid to the Company's five highest paid executives (See the discussion on Section 162(m) below).

         The primary purpose of the Plan is to provide Mr. Giannulli with annual bonus compensation (the "Annual Bonus") for the accomplishment of specific preestablished financial performance objectives by the Company, based on objective business criteria that enhance value for the Company's stockholders.

         On April 29, 2002, the Committee determined the performance objectives and objective bonus formulas with respect to each of the five contract years under the Plan commencing on February 1, 2002 and ending on January 31, 2007. The Committee determined that Mr. Giannulli shall be entitled to an Annual Bonus with respect to each contract year equal to twenty-nine percent (29%) of the Excess Royalties.

         The Committee has reserved the authority to terminate the Annual Bonus award for each of the Contract Years ending January 31, 2005, 2006 or 2007, in accordance with the Plan.

         No Annual Bonus is payable under the Plan with respect to any Contract Year prior to the approval of the Plan by the stockholders of the Company and, therefore, the Company is submitting the Plan, which includes the performance objectives and objective bonus formulas established by the Committee under the Plan as discussed above, to its stockholders for approval at the Annual Meeting. See "Proposal 2 Approval of The Mossimo Giannulli Bonus Plan."

         SECTION 162(m) OF THE INTERNAL REVENUE CODE. Section 162(m) of the IRC currently imposes a $1 million limitation on the deductibility of certain compensation paid to the Company's five highest paid executives. Excluded from the limitation is compensation that is "performance based." In general, for compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards established by a Board committee consisting only of "outside directors" and approved by stockholders. All members of the Committee qualify as outside directors.

         The Committee intends generally to design the Company's compensation to conform to IRC Section 162(m) and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments which qualify as "performance based."

         While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Committee's overall compensation philosophy. The Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Committee deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. However, from time to time the Committee may award compensation which is not fully deductible if the Committee determines that such award is consistent with its philosophy and is in the best interests of the Company and its stockholders.

         The Company's 1995 Stock Plan, approved by our stockholders, was designed to provide for stock option grants that may be "qualified performance-based compensation" for purposes of IRC Section 162(m). However, the Employment Agreement bonus provisions which governed Mr. Giannulli's bonus payment in 2001 and the Plan have not been approved by the Company's stockholders and thus payments under the Employment Agreement or the Plan do not qualify as "qualified performance-based compensation" for purposes of IRC
Section 162(m). As a result, Mr. Giannulli's compensation under the Employment Agreement or under the Plan that is in excess of $1 million is not deductible by the Company. A proposal to approve the Plan is being submitted to the stockholders at this Annual Meeting in order to satisfy one of the requirements for "performance-based compensation" under IRC Section 162(m). The Committee does not intend for the Lewis Plan to meet the performance-based criteria of IRC
Section 162(m).

                                 Robert Martini
                                 Brett White
Dated: April 29, 2002

         THE ABOVE REPORT OF THE COMPENSATION COMMITTEE WILL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE TO ANY FILING BY THE COMPANY UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THE SAME BY REFERENCE.

                                   PROPOSAL 2

                  APPROVAL OF THE MOSSIMO GIANNULLI BONUS PLAN

GENERAL

         In general, IRC Section 162(m) imposes a limit on corporate tax deductions for compensation in excess of $1 million per year paid by a public company to its Chief Executive Officer or any of the next four highest paid executive officers as listed in the proxy statement. An exception to this $1 million limitation is provided for "qualified performance-based compensation" that satisfies certain conditions, including stockholder approval. The Employment Agreement bonus provisions, which governed Mr. Giannulli's bonus payment with respect to the period from February 1, 2001 to January 31, 2002, were not approved by the Company's stockholders and thus payments under the Employment Agreement were not "qualified performance-based compensation" for purposes of IRC Section 162(m). As a result, Mr. Giannulli's compensation under the Employment Agreement that is in excess of $1 million is not deductible by the Company.

         On April 25, 2002, the Company and Mr. Giannulli amended Mr. Giannulli's Employment Agreement, effective February 1, 2002. Pursuant to this amendment, Mr. Giannulli will no longer be entitled to the any bonus under the prior bonus provision contained in the Employment Agreement for any period beginning on or after February 1, 2002 and Mr. Giannulli will instead be entitled to participate in The Mossimo Giannulli Bonus Plan (the "Plan"). The amendment to the Employment Agreement will not affect Mr. Giannulli's entitlement to bonus payments with respect to the period from February 1, 2001 to January 31, 2002.

         The Company's Board of Directors has approved the Plan, subject to stockholder approval. The Plan is designed to provide Mr. Giannulli with bonus compensation for the accomplishment of specific preestablished financial performance objectives by the Company, such performance objectives to be determined by the Compensation Committee of the Board of Directors (the "Committee"). Bonuses awarded to Mr. Giannulli under the Plan are intended to be "qualified performance-based compensation" under IRC Section 162(m). Stockholder approval of the Plan, which includes approval of the performance objectives and objective bonus formulas established by the Committee as discussed below under "Performance Objectives and Objective Bonus Formulas Established by the Committee," is required under IRC Section 162(m), and, thus the Plan is being submitted for stockholder approval at this Annual Meeting. There is no assurance, however, that any bonuses awarded to Mr. Giannulli under the Plan will be "qualified performance-based compensation" that is exempt from the limitation under IRC Section 162(m).

         The following is a description of the material provisions of the Plan, including the performance objectives and objective bonus formulas established by the Committee, which are an exhibit to the Plan. This description is qualified in its entirety by reference to the Plan itself, a copy of which is attached to this Proxy Statement as Annex B.

PURPOSE OF THE PLAN

         The Plan is designed to provide Mr. Giannulli with bonus compensation for the accomplishment of specific preestablished financial performance objectives (the "Performance Objectives") by the Company, based on objective business criteria that enhance value for the Company's stockholders. The bonuses awarded to Mr. Giannulli are intended to be "qualified performance-based compensation" that is exempt from the $1 million limitation on executive compensation under IRC Section 162(m).

EFFECTIVE DATE, TERM AND CONTRACT YEAR

         The Plan shall be effective as of February 1, 2002, and shall be subject to approval by the stockholders of the Company at the Annual Meeting and shall remain in effect until January 31, 2007, or until such earlier time as it shall be terminated by the Board of Directors in accordance with the section below titled "Administration, Termination and Interpretation." The Plan year (the "Contract Year") shall commence on each February 1 and end on January 31 of the following year, during the term of the Plan.

ADMINISTRATION, TERMINATION AND INTERPRETATION

         The Plan will be administered by the Committee which consists solely of two (2) or more directors who are considered "outside directors" for purposes of IRC Section 162(m), and the regulations promulgated thereunder.

         Subject to IRC Section 162(m), and the regulations promulgated thereunder, and the section below titled "Performance Objectives", the Committee shall have full power to construe and interpret the Plan, establish and amend rules and regulations for its administration, and perform all other acts relating to the Plan, including the delegation of administrative responsibilities, that it believes reasonable and proper and in conformity with the purposes of the Plan.

         For each Contract Year commencing on or after February 1, 2004, the Committee may reserve the authority to terminate Mr. Giannulli's right to an Annual Bonus (as defined below) with respect to such Contract Year at any time on or prior to the first day of such Contract Year.

         Any decision made, or action taken, by the Committee arising out of or in connection with the interpretation and/or administration of the Plan shall be final, conclusive and binding on all persons affected thereby.

         The Board shall have the right to amend the Plan from time to time or to terminate the Plan; provided, however, no such action shall adversely affect any Annual Bonus with respect to which the Performance Objectives have been established in writing by the Committee in accordance with the section below titled "Performance Objectives."

ELIGIBILITY AND PARTICIPATION

         Mr. Giannulli shall be eligible to participate in the Plan during such time as Mr. Giannulli is employed by the Company, unless otherwise determined by the Committee. No other person shall be eligible to participate in the Plan.

BUSINESS CRITERIA

         Mr. Giannulli shall be eligible to earn an annual bonus (the "Annual Bonus") based on the achievement of the Performance Objectives by the Company, as determined by the Committee. The Performance Objectives shall be based on any of the following objective business criteria, either alone or in any combination, and measured either on an absolute basis, on a relative basis against one or more pre-established targets, peer group performance, or past Company performance, as the Committee, in its sole discretion, determines:

         o    revenue,

         o    cash flow,

         o    return on equity,

         o    total stockholder return,

         o    return on capital,

         o    return on assets or net assets,

         o    income or net income,

         o    operating income or net operating income,

         o    operating profit or net operating profit,

         o    operating margin,

         o    market share,

         o    earnings per share, or

         o royalties earned by or paid to the Company pursuant to one or more license agreements entered into by the Company.

         Any such Performance Objectives shall apply in determining Mr. Giannulli's Annual Bonus, or in determining any designated portion or portions of the Annual Bonus, as the Committee, in its sole discretion, determines.

PERFORMANCE OBJECTIVES

         By no later than the latest time permitted by IRC Section 162(m), and the regulations promulgated thereunder (generally, for performance periods of one year or more, no later than 90 days after the commencement of the performance period) and while the achievement of the Performance Objectives remains substantially uncertain within the meaning of IRC Section 162(m), and the regulations promulgated thereunder, the Committee shall establish, in writing, the specific Performance Objectives which must be achieved in order for the Annual Bonus (or designated portion thereof) to be earned and the objective bonus formula for computing the Annual Bonus (or designated portion thereof) if such Performance Objectives are achieved. The Performance Objectives established in writing by the Committee shall apply to a Contract Year, as determined by the Committee.

         The Committee shall determine whether the Performance Objectives for a Contract Year are achieved, and, if so, the Committee shall certify in writing, prior to the payment of any Annual Bonus (or designated portion thereof) for such Contract Year, that such Performance Objectives were satisfied. No Annual Bonus (or designated portion thereof) for such Contract Year shall be paid to Mr. Giannulli unless and until the Committee makes a certification in writing with respect to the achievement of the Performance Objectives for such Contract Year as required by IRC Section 162(m), and the regulations promulgated thereunder.

         Once the Committee has established, in writing, the Performance Objectives which must be achieved in order for the Annual Bonus (or designated portion thereof) to be earned and the objective bonus formula for computing the Annual Bonus (or designated portion thereof), with respect to a Contract Year, the Committee shall not have the authority to modify such Performance Objectives or objective bonus formula for computing the Annual Bonus with respect to such Contract Year. However, pursuant to the section above titled "Administration, Termination and Interpretation," for each Contract Year commencing on or after February 1, 2004, the Committee may reserve the authority to terminate Executive's right to an Annual Bonus with respect to such Contract Year at any time on or prior to the first day of such Contract Year.

PERFORMANCE OBJECTIVES AND OBJECTIVE BONUS FORMULAS ESTABLISHED BY THE COMMITTEE

         On April 29, 2002, the Committee determined the performance objectives and objective bonus formulas with respect to each of the five Contract Years under the Plan commencing on February 1, 2002 and ending on January 31, 2007. The Committee determined that Mr. Giannulli shall be entitled to an Annual Bonus with respect to each Contract Year equal to twenty-nine percent (29%) of the excess (if any) of: (i) the royalties paid to the Company under Section 5.1 of the Target Agreement (described below) for such Contract Year, less (ii) $5,293,750. The initial term of the Target Agreement expires on January 31, 2004. If Target is current on its payment obligations under the Target Agreement, Target has the right to renew the Target Agreement, on the same terms and conditions, for additional terms of two years each.

         Section 5.1 of the Target Agreement provides that Target shall pay to the Company as a royalty, in each contract year under the Target Agreement, an amount equal to fifty-five percent (55%) of the greater of (a) the annual guaranteed minimum fee (equal to $5,293,750); or (b) the applicable percentage of Net Sales (as defined below) for such year based on the following schedule:
(i) four percent (4%) of Net Sales on sales of certain identified merchandise (the "Exclusive Merchandise") for such year up to $100,000,000; (ii) two and one-quarter percent (2 1/4%) of Net Sales on sales of Exclusive Merchandise for such year greater than $100,000,000 up to $500,000,000; and (iii) one percent (1%) of Net Sales on sales of Exclusive Merchandise, for such year greater than $500,000,000. "Net Sales" mean the sales price to customers on all sales of Exclusive Merchandise by Target (whether regular, markdown, clearance or otherwise), excluding sales tax and finance charges and, less any refunds and credits for returns actually given by Target to its customers.


         The Committee has reserved the authority to terminate the Annual Bonus award for each of the Contract Years ending on January 31, 2005, 2006 or 2007, in accordance with the Plan.

SPECIAL AWARDS AND OTHER PLANS

         Nothing contained in the Plan shall prohibit the Company from granting awards or authorizing other compensation to Mr. Giannulli under any other plan or authority or limit the authority of the Company to establish other special awards or incentive compensation plans providing for the payment of incentive compensation to Mr. Giannulli. Any such additional awards may not be "qualified performance-based compensation" for purposes of IRC Section 162(m) and may be subject to the one million dollar deduction limitation.

CHANGE IN EMPLOYMENT STATUS

         If Mr. Giannulli's employment with the Company is terminated for any reason other than death or disability prior to the end of a Contract Year, Mr. Giannulli's rights to an Annual Bonus under the Plan with respect to such Contract Year and subsequent Contract Years shall terminate. The Committee shall determine whether all or a portion of Mr. Giannulli's Annual Bonus under the Plan for the Contract Year in which his death or disability occurs shall be paid if Mr. Giannulli's employment has been terminated by reason of death or disability.

METHOD OF PAYMENT

         Annual Bonuses shall be paid to Mr. Giannulli in cash within 60 days following the end of the Contract Year with respect to which such Annual Bonus is earned.

STOCKHOLDER APPROVAL

         The Plan, and the Performance Objectives and the objective bonus formulas established by the Committee for each Contract Year under the Plan, shall be subject to approval by the stockholders of the Company. No Annual Bonus shall be payable under the Plan prior to the approval of the Plan (and the Performance Objectives and objective bonus formulas established by the Committee) by the stockholders of the Company. In the event that the Plan (and the Performance Objectives and objective bonus formulas established by the Committee) are not so approved by the stockholders of the Company at the Annual Meeting, no Annual Bonus shall be payable under the Plan and the Plan shall terminate and shall be null and void in its entirety.

REQUIRED VOTE

         The affirmative vote of the holders of a majority of shares of common stock of the Company present or represented by proxy and voted at the Annual Meeting is required to approve The Mossimo Giannulli Bonus Plan (and the Performance Objectives and objective bonus formulas established by the Committee). Abstentions and broker non-votes are not counted for purposes of determining whether the Plan (and the Performance Objectives and objective bonus formulas established by the Committee) has been approved.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL.

                              CERTAIN TRANSACTIONS

         During 2001, Edwin Lewis was paid approximately $836,840 (or 25%) of the bonus payable to Mossimo Giannulli under Mr. Giannulli's Employment Agreement, for consulting services rendered by Mr. Lewis. Mr. Lewis was appointed the Company's President and Vice Chairman of the Board effective March 20, 2002 and this bonus arrangement was terminated upon the Board of Directors' adoption of The Edwin Lewis Bonus Plan.

                          REPORT OF THE AUDIT COMMITTEE

         The Audit Committee (the "Audit Committee") of the Board of Directors is pleased to present its annual report. Robert Martini, William R. Halford, Brett White and John H. Stafford were the members of the Audit Committee during 2001. Mr. White was appointed to the Audit Committee on December 17, 2001. Mr. Stafford served on the Audit Committee through June 11, 2001, at which time he did not stand for reelection as a director of the Company.

         The Audit Committee reports to and acts on behalf of the Board of Directors by providing oversight of the financial management, independent auditors and financial reporting procedures of the Company. The Company's management is responsible for the Company's financial statements, internal controls and financial reporting process. The independent auditors are responsible for auditing the financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

         In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United Sates of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.

         The Audit Committee has discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). In addition, the independent auditors provided to the Audit Committee the written disclosures required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee and the independent auditors have discussed the auditors' independence from the Company and its management, including the matters in those written disclosures. During the year ended December 31, 2001, no non-audit services were provided by the independent auditors.

         The Audit Committee has discussed with the Company's independent auditors, with and without management present, their evaluations of the Company's internal accounting controls and the overall quality of the Company's financial reporting.

         Additionally, the Audit Committee has received representations from the independent auditors that the audit of the Company's consolidated financial statements for the year ended December 31, 2001 was subject to their quality control systems for U.S. accounting and audit practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of their personnel working on the audit and availability of national office consultation.

         In reliance on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with SEC.

                               Robert Martini
                               William R. Halford
                               Brett White

Dated: April 29, 2002

         THE ABOVE REPORT OF THE AUDIT COMMITTEE WILL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE TO ANY FILING BY THE COMPANY UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THE SAME BY REFERENCE.

                              INDEPENDENT AUDITORS

         Arthur Andersen LLP were the independent public auditors for the Company for the fiscal year ended December 31, 2001. The Audit Committee is currently monitoring the litigation and criminal indictment involving Arthur Andersen LLP and investigations by regulatory agencies into the financial reporting practices of the companies audited by Arthur Andersen LLP. In view of the rapid pace of these on-going developments, our Audit Committee has decided that it is in the best interests of the Company and its stockholders to defer the selection of the Company's independent public accounting firm to be engaged to audit the Company's financial statements for the fiscal year ending December 31, 2002 until further information becomes known about the status of Arthur Andersen LLP, and to allow adequate time for the Audit Committee carefully to consider alternative accounting firms, should it decide not to retain Arthur Andersen LLP. The Company expects that it may engage an alternative independent public accounting firm to audit the Company's financial statements for the fiscal year ending December 31, 2002 prior to the Annual Meeting.

         Representatives of Arthur Andersen LLP are not expected to be present at this Annual Meeting.

                            ARTHUR ANDERSEN LLP FEES

         AUDIT FEES. The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2001 and for the reviews of the financial statements included in the Company's Forms 10-Q for that year was approximately $50,000.

         FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. The Company did not engage Arthur Andersen LLP to provide advice regarding financial information systems design and implementation during fiscal 2001.

         ALL OTHER FEES. There were no other fees billed by Arthur Andersen LLP during 2001.

                  COMPARATIVE STOCK PERFORMANCE BY THE COMPANY

         The Securities and Exchange Commission requires the Company to present a chart comparing the cumulative total stockholder return on its Common Stock with the cumulative total stockholder return on (1) a broad equity market index and (2) a published industry index or peer group. Prior to fiscal 2001, the Company had compared its Common Stock performance with the S&P 500 Composite Index and the S&P Textile (Apparel Manufacturers) Index. For fiscal 2001, the Company believes the more appropriate comparisons are to the S&P SmallCap 600 Index and the peer group comprised of Cherokee Inc.

         From the Company's initial public offering in February 1996 through May 25, 2000, the Company's common stock had been listed on the New York Stock Exchange (trading symbol "MGX"). From May 26, 2000 until April 15, 2002, the Company's Common Stock traded on the National Association of Securities Dealers Over-the-Counter Bulletin Board (trading symbol "MGXO.OB"). Effective as of April 16, 2002, the Company's Common Stock has been listed on the Nasdaq Small Cap Market (trading symbol "MOSS"). As a result of these events, the Company currently believes that the S&P SmallCap 600 Index is a better measure of comparison than the S&P 500 Composite Index it had been previously using.

         Prior to entering into the Target Agreement on March 28, 2000, the Company had been a manufacturer and marketer of its own lifestyle collection of sportswear and activewear, and thus the Company compared its stock performance against the S&P Textile (Apparel Manufacturers) Index. As a result of entering into the Target Agreement, the Company no longer manufactures, sources, or directly markets its products. Accordingly for fiscal 2001, the Company no longer considers comparison with the S&P Textile (Apparel Manufacturers) Index appropriate. Due to the nature of the Company's business now being that of a licensor of its Mossimo trademarks, the Company believes that Cherokee Inc., the Nasdaq Stock Market listed licensor of brands and trademarks, has a business similar in nature to the business of the Company, and is the best issuer comparable to the Company.

         For fiscal 2001, the Company is comparing its Common Stock performance with the S&P SmallCap 600 Index and the peer group comprised of Cherokee Inc. Pursuant to SEC regulations, the Company is also including comparison against the S&P 500 Composite Index and the S&P Textile (Apparel Manufacturers) Index. The following chart assumes an investment of $100 on December 31, 1996 in each and the reinvestment of all dividends.

                     [TOTAL SHAREHOLDER RETURNS CHART HERE]

data of chart is below:
                                                                         S&P SmallCap     S&P Textiles
                   Mossimo, Inc.     Cherokee, Inc.     S&P 500 Index     600 Index      (Apparel) Index
                   -------------     --------------     -------------     ---------      ---------------
         1997          29                276                 131              125             106
         1998          81                254                 166              122              91
         1999          65                268                 198              136              67
         2000          13                295                 178              151              77
         2001          28                358                 155              160              85

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of April 15, 2002, with respect to Common Stock of the Company owned by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director and director nominee of the Company, (iii) each Named Executive Officer and (iv) all current directors and executive officers of the Company as a group.

         The number and percentage of shares beneficially owned is based on 15,363,542 shares outstanding as of April 15, 2002, the record date. Beneficial ownership includes any shares as to which the stockholder has voting power or investment power and any shares that the stockholder has the right to acquire within 60 days of the record date, through the exercise of any stock option, warrant or other right. Except as noted below, and subject to applicable community property and similar laws, each stockholder has sole voting and investment powers with respect to the shares shown.

                                                                        TOTAL NUMBER OF     PERCENT OF
                                                                        ---------------     ----------
                                                                     SHARES BENEFICIALLY     SHARES OF
                                                                     -------------------     ---------
NAME                                                                        OWNED          COMMON STOCK
----                                                                        -----          ------------

Mossimo G. Giannulli..................................................   10,372,222            66.2%

Edwin H. Lewis........................................................            0              *

Gia Castrogiovanni....................................................      192,500 (1)         1.2%

William R. Halford....................................................       36,000 (2)          *

Robert Martini........................................................       55,000 (3)          *

Brett White...........................................................       33,000 (4)          *

All current directors and executive officers as a group (6 persons)...   10,688,722 (5)        68.2%

-----------
*        Less than one percent.

(1) Represents 192,500 shares of Common Stock underlying options exercisable within sixty days of April 15, 2002.

(2) Represents 36,000 shares of Common Stock underlying options exercisable within sixty days of April 15, 2002.

(3) Includes 40,000 shares of Common Stock underlying options exercisable within sixty days of April 15, 2002.

(4) Represents 33,000 shares of Common Stock underlying options exercisable within sixty days of April 15, 2002.

(5) Includes 301,500 shares of Common Stock underlying options exercisable within sixty days of April 15, 2002.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock of the Company. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all of its directors, executive officers and beneficial owners of greater than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2001.

                      STOCKHOLDER PROPOSALS AND NOMINATIONS

         The Company expects to hold the 2003 Annual Meeting of Stockholders on May 20, 2003. Under Rule 14a-8 of the Exchange Act, stockholder proposals to be included in the Proxy Statement for the 2003 Annual Meeting of Stockholders must be received by the Company's Secretary at its principal executive offices no later than January 1, 2003. Any such proposal must comply with the requirements of Rule 14a-8.

         In addition, the Company's Bylaws provide that no business proposal will be considered properly brought before the 2003 Annual Meeting by a stockholder, and no nomination for the election of directors will be considered properly made at the 2003 Annual Meeting by a stockholder, unless notice thereof, which contains certain information required by the Bylaws, is provided to the Company no later than 60 days nor more than 90 days, prior to the annual meeting. Thus, any stockholder intending to submit to the Company a proposal for consideration at the 2003 Annual Meeting must submit such proposal so that it is received by the Company no earlier than February 19, 2003 and no later than March 21, 2003, and such notice must comply with the requirements of the Company's bylaws.

         Stockholder proposals should be submitted to the Secretary of the Company at the Company's principal executive offices located at 2016 Broadway, Santa Monica, California 90404. No stockholder proposals were received for inclusion in this Proxy Statement.

                                  OTHER MATTERS

         While the Notice of Annual Meeting of Stockholders calls for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented for action by the stockholders other than as set forth above. The enclosed proxy gives discretionary authority to the Board of Directors, however, to consider any additional matters that may be presented.

                          ANNUAL REPORT TO STOCKHOLDERS

         The Company's Annual Report for the year ended December 31, 2001, which includes the Company's 2001 annual report on Form 10-K (without exhibits) as filed with the Securities and Exchange Commission, will first be mailed to stockholders of record as of April 15, 2002 on or about May 3, 2002.

         STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                              By Order of the Board of Directors

                                              /s/ Gia Castrogiovanni
                                              ----------------------------------
                                              Gia Castrogiovanni
                                              SECRETARY

Santa Monica, California
April 29, 2002

                                     ANNEX A
                                  MOSSIMO, INC.
                             AUDIT COMMITTEE CHARTER

         PURPOSE
         -------

         The purpose of the Audit Committee (the "Committee") is to provide assistance to the Board of Directors (the "Board") of Mossimo, Inc. (the "Company") in fulfilling the Board's oversight responsibilities regarding the Company's accounting and system of internal controls, the quality and integrity of the Company's financial reports and the independence and performance of the Company's outside auditor. In so doing, the Committee should endeavor to maintain free and open means of communication between the members of the Committee, other members of the Committee, other members of the Board, the outside auditor and the financial management of the Company.

         The Committee's responsibility is oversight. Management of the Company has the responsibility for the Company's financial statements as well as the Company's financial reporting process, principles and internal controls. The outside auditor is responsible for performing an audit of the Company's annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles, reviewing the Company's quarterly financial statements and other procedures. It is recognized that the members of the Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting including in respect of auditor independence. As such, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements fairly present the Company's financial position and results of operation and are in accordance with generally accepted accounting principles and applicable laws and regulations. Nor is it the duty of the Committee to conduct investigations or to resolve disagreements, if any, between management and the independent auditor. Each member of the Committee shall be entitled to rely on (i) the integrity of those persons within the Company and of the professionals and experts (such as the outside auditor) from which it receives information, (ii) the accuracy of the financial and other information provided to the Committee by such persons, professionals or experts absent actual knowledge to the contrary and (iii) representations made by management or the outside auditor as to any information technology services of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X and other non-audit services provided by the outside auditor to the Company.

         MEMBERSHIP
         ----------

         The Committee shall consist of three members of the Board. The members shall be appointed by action of the Board and shall serve at the discretion of the Board. Each Committee member shall satisfy the "independence" requirements of The Nasdaq Stock Market. Each Committee member must be able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement or must be able to do so within a reasonable period of time after his or her appointment to the Committee. At least one Committee member must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background (including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities) which results in the Committee member's financial sophistication.

         COMMITTEE ORGANIZATION AND PROCEDURES
         -------------------------------------

         1. The members of the Committee shall appoint a Chair of the Committee by majority vote. The Chair (or in his or her absence, a member designated by the Chair) shall preside at all meetings of the Committee.

         2. The Committee shall have the authority to establish its own rules and procedures consistent with the bylaws of the Company for notice and conduct of its meetings, should the Committee, in its discretion, deem it desirable to do so.

         3. The Committee shall meet at least four times in each fiscal year, and more frequently as the Committee in its discretion deems desirable.

         4. The Committee may, in its discretion, include in its meetings members of the Company's financial management, representatives of the outside auditor, the senior internal audit manager and other financial personnel employed or retained by the Company. The Committee may meet with the outside auditor or the senior internal audit manager in separate executive sessions to discuss any matters that the Committee believes should be addressed privately, without management's presence. The Committee may likewise meet privately with management, as it deems appropriate.

         5. The Committee may, in its discretion, utilize the services of the Company's regular corporate legal counsel with respect to legal matters or, at its discretion, retain other legal counsel if it determines that such counsel is necessary or appropriate under the circumstances.

         RESPONSIBILITIES
         ----------------

         Outside Auditor
         ---------------

         6. The outside auditor of the Company shall be ultimately accountable to the Board and the Committee in connection with the audit of the Company's annual financial statements and related services. The Board, with the assistance of the Committee, has the ultimate authority and responsibility to (i) select, evaluate and, where appropriate, replace the outside auditor (or to nominate the outside auditor to be proposed for shareholder approval in the annual proxy statement), (ii) review the experience and qualifications of the senior members of the outside auditor team and the quality control procedures of the outside auditor, and (iii) evaluate whether it is appropriate to adopt a policy of rotating outside auditors on a regular basis.

         7. The Committee shall approve the fees to be paid to the outside auditor and any other terms of the engagement of the outside auditor and approve the retention of the outside auditor for any non-audit services and the fee for such services.

         8. The Committee shall ensure that the outside auditor prepare and deliver, at least annually, a written statement delineating all relationships between the outside auditor and the Company, consistent with Independence Standards Board Standard 1. The Committee shall actively engage in a dialogue with the outside auditor with respect to any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the outside auditor. If the Committee determines that further inquiry is advisable, the Committee shall recommend that the Board take any appropriate action in response to the outside auditor's report to satisfy itself of the auditor's independence.

         9. If applicable, the Committee shall consider whether the outside auditor's provision of (i) information technology services of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X and (ii) other non-audit services to the Company is compatible with maintaining the independence of the outside auditor.

         10. Recommend to the Board of Directors guidelines for the Company's hiring of employees of the outside auditor who were engaged on the Company's account.

         11. Review the experience and qualification of the senior members of the independent auditor team and the quality control procedures of the independent auditor.

         Annual Audit
         ------------

         12. The Committee shall meet with the outside auditor and management of the Company in connection with each annual audit to discuss the scope of the audit and the procedures to be followed.

         13. The Committee shall meet with the outside auditor and management prior to the public release of the financial results of operations for the year under audit and discuss with the outside auditor any matters within the scope of the pending audit that have not yet been completed.

         14. The Committee shall review and discuss the audited financial statements with the management of the Company.

         15. The Committee shall discuss with the outside auditor the matters required to be discussed by Statement on Auditing Standards No. 61 as then in effect including, among others, (i) the methods used to account for any significant unusual transactions reflected in the audited financial statements;
(ii) the effect of significant accounting policies in any controversial or emerging areas for which there is a lack of authoritative guidance or a consensus to be followed by the outside auditor; (iii) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor's conclusions regarding the reasonableness of those estimates; and (iv) any disagreements with management over the application of accounting principles, the basis for management's accounting estimates or the disclosures in the financial statements.

         16. The Committee shall, based on the review and discussions in paragraphs 14 and 15 above, and based on the disclosures received from the outside auditor regarding its independence and discussions with the auditor regarding such independence in paragraph 8 above, recommend to the Board whether the audited financial statements should be included in the Company's Annual Report on Form 10-K for the fiscal year subject to the audit.

         17. Review with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company's financial statements.

         18. Obtain from the independent auditors assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

         Quarterly Review
         ----------------

         19. The outside auditor is required to review the interim financial statements to be included in any Form 10-Q of the Company using professional standards and procedures for conducting such reviews, as established by generally accepted auditing standards as modified or supplemented by the Securities and Exchange Commission, prior to the filing of the Form 10-Q. The Committee shall discuss with management and the outside auditor in person, at a meeting, or by conference telephone call, the results of the quarterly review including such matters as significant adjustments, management judgments, accounting estimates, significant new accounting policies and disagreements with management. The Chair may represent the entire Committee for purposes of this discussion.

         Internal Controls
         -----------------

         20. The Committee shall discuss with the outside auditor and the senior internal audit manager, at least annually, the adequacy and effectiveness of the accounting and financial controls of the Company, and consider any recommendations for improvement of such internal control procedures.

         21. The Committee shall discuss with the outside auditor and with management any management letter provided by the outside auditor and any other significant matters brought to the attention of the Committee by the outside auditor as a result of its annual audit and any disagreements with management. The Committee should allow management adequate time to consider any such matters raised by the outside auditor.

         22. Review with management and the outside auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company's financial statements or accounting policies.

         23. Discuss with the national office of the independent auditor issues on which it was consulted by the Company's audit team and matter of audit quality and consistency.

         Internal Audit
         --------------

         24. The Committee shall discuss at least annually with the senior internal audit manager the activities and organizational structure of the Company's internal audit function and the qualifications of the primary personnel performing such function.

         25. Management shall furnish to the Committee a copy of each audit report prepared by the senior internal audit manager of the Company.

         26. The Committee shall, at its discretion, meet with the senior internal audit manager to discuss any reports prepared by him or her or any other matters brought to the attention of the Committee by the senior internal auditor manager.

         27. The senior internal audit manager shall be granted unfettered access to the Committee.

         Other Responsibilities
         ----------------------

         28. The Committee shall review and reassess the Committee's charter at least annually and submit any recommended changes to the Board for its consideration.

         29. The Committee shall provide the report for inclusion in the Company's Annual Proxy Statement required by Item 306 of Regulation S-K of the Securities and Exchange Commission.

         30. The Committee, through its Chair, shall report periodically, as deemed necessary or desirable by the Committee, but at least annually, to the full Board regarding the Committee's actions and recommendations, if any.

                                     ANNEX B

                        THE MOSSIMO GIANNULLI BONUS PLAN

I.       PURPOSE OF THE PLAN

         The Mossimo Giannulli Bonus Plan (the "Plan") is designed to provide Mossimo G. Giannulli ("Executive") with bonus compensation for the accomplishment of specific preestablished financial performance objectives (the "Performance Objectives") by the Company, based on objective business criteria that enhance value for the Company's stockholders. Such bonus compensation is intended to be "qualified performance-based compensation" within the meaning of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder.

II.      EFFECTIVE DATE, TERM AND CONTRACT YEAR

         The Plan shall be effective as of February 1, 2002 and shall be subject to approval by the stockholders of Mossimo, Inc. (the "Company") at the Company's next Annual Meeting to be held on June 3, 2002 (the "Annual Meeting"), and shall remain in effect until January 31, 2007, or until such earlier time as it shall be terminated by the Board of Directors of the Company (the "Board") in accordance with Section 9.

         The Plan year (the "Contract Year") shall commence on each February 1 and end on January 31 of the following year, during the term of the Plan.

III.     ELIGIBILITY

         Executive shall be eligible to participate in the Plan during such time as Executive is employed by the Company, unless otherwise determined by the Committee. No other person shall be eligible to participate in the Plan.

IV.      BUSINESS CRITERIA

         Executive shall be eligible to earn an annual bonus (the "Annual Bonus") based on the achievement of the Performance Objectives by the Company, as determined by the Compensation Committee (the "Committee") of the Board. The Performance Objectives shall be based on any of the following objective business criteria, either alone or in any combination, and measured either on an absolute basis, on a relative basis against one or more pre-established targets, peer group performance, or past Company performance, as the Committee, in its sole discretion, determines:

         o    revenue,

         o    cash flow,

         o    return on equity,

         o    total stockholder return,

         o    return on capital,

         o    return on assets or net assets,

         o    income or net income,

         o    operating income or net operating income,

         o    operating profit or net operating profit,

         o    operating margin,

         o    market share,

         o    earnings per share, or

         o royalties earned by, or paid to, the Company pursuant to one or more license agreements entered into by the Company.


           Any such Performance Objectives shall apply in determining Executive's Annual Bonus, or in determining any designated portion or portions of the Annual Bonus, as the Committee, in its sole discretion, determines.

V.       PERFORMANCE OBJECTIVES

         By no later than the latest time permitted by Section 162(m) of the Code, and the regulations promulgated thereunder (generally, for performance periods of one year or more, no later than 90 days after the commencement of the performance period) and while the achievement of the Performance Objectives remains substantially uncertain within the meaning of Section 162(m) of the Code, and the regulations promulgated thereunder, the Committee shall establish, in writing, the specific Performance Objectives which must be achieved in order for the Annual Bonus (or designated portion thereof) to be earned and the objective bonus formula for computing the Annual Bonus (or designated portion thereof) if such Performance Objectives are achieved. The Performance Objectives established in writing by the Committee shall apply to a Contract Year, as determined by the Committee. For each Contract Year during the term of the Plan, the Performance Objectives and the objective bonus formula for computing the Annual Bonus established by the Committee with respect to such Contract Year shall be subject to approval by the Company's stockholders.

         The Performance Objectives and the objective bonus formula for computing the Annual Bonus with respect to each Contract Year shall be set forth on an exhibit to the Plan which shall be incorporated into and made a part of the Plan. The Committee shall determine whether the Performance Objectives for a Contract Year are achieved, and, if so, the Committee shall certify in writing, prior to the payment of any Annual Bonus (or designated portion thereof) for such Contract Year, that such Performance Objectives were satisfied. No Annual Bonus (or designated portion thereof) for such Contract Year shall be paid to Executive unless and until the Committee makes a certification in writing with respect to the achievement of the Performance Objectives for such Contract Year as required by Section 162(m) of the Code, and the regulations promulgated thereunder.

         Once the Committee has established, in writing, the Performance Objectives which must be achieved in order for the Annual Bonus (or designated portion thereof) to be earned and the objective bonus formula for computing the Annual Bonus (or designated portion thereof), with respect to a Contract Year, the Committee shall not have the authority to modify such Performance Objectives or objective bonus formula for computing the Annual Bonus with respect to such Contract Year. However, pursuant to Section 9, for each Contract Year commencing on or after February 1, 2004, the Committee may reserve the authority to terminate Executive's right to an Annual Bonus with respect to such Contract Year at any time on or prior to the first day of such Contract Year.

VI.      SPECIAL AWARDS AND OTHER PLANS

         Nothing contained in the Plan shall prohibit the Company from granting awards or authorizing other compensation to Executive under any other plan or authority or limit the authority of the Company to establish other special awards or incentive compensation plans providing for the payment of incentive compensation to Executive.

VII.     CHANGE IN EMPLOYMENT STATUS

         If Executive's employment with the Company is terminated for any reason other than death or disability prior to the end of a Contract Year, Executive's rights to an Annual Bonus under the Plan with respect to such Contract Year and subsequent Contract Years shall terminate. The Committee shall determine whether all or a portion of Executive's Annual Bonus under the Plan for the Contract Year in which his death or disability occurs shall be paid if Executive's employment has been terminated by reason of death or disability.

VIII.    METHOD OF PAYMENT

         Annual Bonuses shall be paid to Executive in cash within 60 days following the end of the Contract Year with respect to which such Annual Bonus is earned.

IX.      ADMINISTRATION, AMENDMENT AND INTERPRETATION

         The Plan is administered by the Committee. The Committee shall consist solely of two (2) or more directors who are considered "outside directors" for purposes of Section 162(m) of the Code, and the regulations promulgated thereunder.

         Subject to Section 162(m) of the Code, the regulations promulgated thereunder, and Section 5 of the Plan, the Committee shall have full power to construe and interpret the Plan, establish and amend rules and regulations for its administration, and perform all other acts relating to the Plan, including the delegation of administrative responsibilities, that it believes reasonable and proper and in conformity with the purposes of the Plan.

         For each Contract Year commencing on or after February 1, 2004, the Committee may reserve the authority to terminate the Executive's right to an Annual Bonus with respect to such Contract Year at any time on or prior to the first day of such Contract Year.

         Any decision made, or action taken, by the Committee arising out of or in connection with the interpretation and/or The Board shall have the right to amend the Plan from time to time or to terminate the Plan; provided, however, no such action shall adversely affect any Annual Bonus with respect to which the Performance Objectives have been established in writing by the Committee in accordance with Section 5.

X.       STOCKHOLDER APPROVAL

         This Plan, and the Performance Objectives and the objective bonus formula established by the Committee for each Contract Year under the Plan, shall be subject to approval by the stockholders of the Company. This Plan (and with respect to any Contract Year, the Performance Objectives and the objective bonus formula for such Contract Year) shall be approved by the stockholders if, in a separate vote, a majority of the votes cast on the issue by the stockholders of the Company (including abstentions to the extent abstentions are counted as voting under applicable state law) are cast in favor of approval. The material terms of the Plan, including the Performance Objectives and the objective bonus formula established by the Committee with respect to any Contract Years, shall be disclosed to the stockholders of the Company, in accordance with Section 162(m) of the Code, and the regulations promulgated thereunder. No Annual Bonus shall be payable under the Plan with respect to any Contract Year prior to the approval of the Plan (and the Performance Objectives and the objective bonus formula for such Contract Year) by the stockholders of the Company. In the event that this Plan is not so approved by the stockholders of the Company at the Annual Meeting, no Annual Bonus shall be payable under the Plan and the Plan shall terminate and shall be null and void in its entirety. In addition, no Annual Bonus with respect to a specific Contract Year shall be payable under the Plan prior to the approval by the Company's stockholders of the Performance Objectives and objective bonus formula established by the Committee with respect to such Contract Year.

XI.      MISCELLANEOUS

         The Company shall deduct all federal, state and local taxes required by law or Company policy from any Annual Bonus paid to Executive hereunder.

         In no event shall the Company be obligated to pay to Executive an Annual Bonus for any Contract Year by reason of the Company's payment of an Annual Bonus to Executive in any other Contract Year.

         The Plan shall be unfunded. Amounts payable under the Plan are not and will not be transferred into a trust or otherwise set aside. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Annual Bonus under the Plan.

         It is the intent of the Company that the Plan and the Annual Bonus paid hereunder shall satisfy and shall be interpreted in a manner that satisfies any applicable requirements as qualified performance-based compensation within the meaning of Section 162(m) of the Code, and the regulations promulgated thereunder. Any provision, application or interpretation of the Plan that is inconsistent with this intent to satisfy the standards in Section 162(m) of the Code, and the regulations promulgated thereunder, shall be disregarded.

         Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.

         The Plan and the rights and obligations of the parties to the Plan shall be governed by, and construed and interpreted in accordance with, the law of the State of California (without regard to principles of conflicts of law).

                                      * * *

I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Mossimo, Inc. on April 25, 2002.

Executed on this 25th day of April, 2002.


                                               /s/ Gia Castrogiovanni
                                               ---------------------------------
                                                          Secretary

                                      * * *

I hereby certify that the foregoing Plan was approved by the stockholders of Mossimo, Inc. on June 3, 2002.

Executed on this ____ day of _______________, 2002.

                                               ---------------------------------
                                                          Secretary

                                    EXHIBIT A
                                    ---------

     PERFORMANCE OBJECTIVES AND OBJECTIVE BONUS FORMULAS ESTABLISHED BY THE
                COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                       PERFORMANCE OBJECTIVES WITH RESPECT
                TO THE CONTRACT YEAR ENDING JANUARY 31, 2003 (THE
                              "2003 CONTRACT YEAR").

         (a)______Executive shall be entitled to receive an Annual Bonus with respect to the 2003 Contract Year in the event that the Fee (as defined below) exceeds $5,293,750 (the "Threshold").

         (b)______In the event that the Threshold has been met with respect to the 2003 Contract Year, Executive shall be entitled to an Annual Bonus with respect to the 2003 Contract Year equal to twenty-nine percent (29%) of the excess (if any) of: (i) the Fee, less (ii) $5,293,750.

         (c)______If Executive's employment with the Company is terminated for any reason other than death or disability prior to the end of the 2003 Contract Year, all of Executive's rights to an Annual Bonus with respect to the 2003 Contract Year shall terminate. The Committee shall determine whether all or a portion of Executive's Annual Bonus under the Plan with respect to the 2003 Contract Year shall be paid if Executive's employment has been terminated by reason of death or disability.

         (d)______For purposes of the 2003 Contract Year, "Fee" shall mean the amount paid to the Company for the 2003 Contract Year under Section 5.1 of the Mossimo License Agreement with Target Stores, a division of Target Corporation, a Minnesota corporation, dated as of March 28, 2000, as amended by the Amendment to License and Design Services Agreement entered into as of April 24, 2002.



                       PERFORMANCE OBJECTIVES WITH RESPECT
                TO THE CONTRACT YEAR ENDING JANUARY 31, 2004 (THE
                             "2004 CONTRACT YEAR").

         (a)______Executive shall be entitled to receive an Annual Bonus with respect to the 2004 Contract Year in the event that the Fee (as defined below) exceeds $5,293,750 (the "Threshold").

         (b)______In the event that the Threshold has been met with respect to the 2004 Contract Year, Executive shall be entitled to an Annual Bonus with respect to the 2004 Contract Year equal to twenty-nine percent (29%) of the excess (if any) of: (i) the Fee, less (ii) $5,293,750.

         (c)______If Executive's employment with the Company is terminated for any reason other than death or disability prior to the end of the 2004 Contract Year, all of Executive's rights to an Annual Bonus with respect to the 2004 Contract Year shall terminate. The Committee shall determine whether all or a portion of Executive's Annual Bonus under the Plan with respect to the 2004 Contract Year shall be paid if Executive's employment has been terminated by reason of death or disability.

         (d)______For purposes of the 2004 Contract Year, "Fee" shall mean the amount paid to the Company for the 2004 Contract Year under Section 5.1 of the Mossimo License Agreement with Target Stores, a division of Target Corporation, a Minnesota corporation, dated as of March 28, 2000, as amended by the Amendment to License and Design Services Agreement entered into as of April 24, 2002.


                       PERFORMANCE OBJECTIVES WITH RESPECT
                TO THE CONTRACT YEAR ENDING JANUARY 31, 2005 (THE
                             "2005 CONTRACT YEAR").

         (a)______Executive shall be entitled to receive an Annual Bonus with respect to the 2005 Contract Year in the event that the Fee (as defined below) exceeds $5,293,750 (the "Threshold").

         (b)______In the event that the Threshold has been met with respect to the 2005 Contract Year, Executive shall be entitled to an Annual Bonus with respect to the 2005 Contract Year equal to twenty-nine percent (29%) of the excess (if any) of: (i) the Fee, less (ii) $5,293,750.

         (c)______If Executive's employment with the Company is terminated for any reason other than death or disability prior to the end of the 2005 Contract Year, all of Executive's rights to an Annual Bonus with respect to the 2005 Contract Year shall terminate. The Committee shall determine whether all or a portion of Executive's Annual Bonus under the Plan with respect to the 2005 Contract Year shall be paid if Executive's employment has been terminated by reason of death or disability.

         (d)______For purposes of the 2005 Contract Year, "Fee" shall mean the amount paid to the Company for the 2005 Contract Year under Section 5.1 of the Mossimo License Agreement with Target Stores, a division of Target Corporation, a Minnesota corporation, dated as of March 28, 2000, as amended by the Amendment to License and Design Services Agreement entered into as of April 24, 2002.

         (e)______Notwithstanding the foregoing and in accordance with Section 5 of the Plan, the Committee, in its sole discretion, may terminate Executive's right to an Annual Bonus with respect to the 2005 Contract Year at any time on or prior to the first day of the 2005 Contract Year.



                       PERFORMANCE OBJECTIVES WITH RESPECT
                TO THE CONTRACT YEAR ENDING JANUARY 31, 2006 (THE
                             "2006 CONTRACT YEAR").

         (a)______Executive shall be entitled to receive an Annual Bonus with respect to the 2006 Contract Year in the event that the Fee (as defined below) exceeds $5,293,750 (the "Threshold").

         (b)______In the event that the Threshold has been met with respect to the 2006 Contract Year, Executive shall be entitled to an Annual Bonus with respect to the 2006 Contract Year equal to twenty-nine percent (29%) of the excess (if any) of: (i) the Fee, less (ii) $5,293,750.

         (c)______If Executive's employment with the Company is terminated for any reason other than death or disability prior to the end of the 2006 Contract Year, all of Executive's rights to an Annual Bonus with respect to the 2006 Contract Year shall terminate. The Committee shall determine whether all or a portion of Executive's Annual Bonus under the Plan with respect to the 2006 Contract Year shall be paid if Executive's employment has been terminated by reason of death or disability.

         (d)______For purposes of the 2006 Contract Year, "Fee" shall mean the amount paid to the Company for the 2006 Contract Year under Section 5.1 of the Mossimo License Agreement with Target Stores, a division of Target Corporation, a Minnesota corporation, dated as of March 28, 2000, as amended by the Amendment to License and Design Services Agreement entered into as of April 24, 2002.

         (e)______Notwithstanding the foregoing and in accordance with Section 5 of the Plan, the Committee, in its sole discretion, may terminate Executive's right to an Annual Bonus with respect to the 2006 Contract Year at any time on or prior to the first day of the 2006 Contract Year.



                       PERFORMANCE OBJECTIVES WITH RESPECT
                TO THE CONTRACT YEAR ENDING JANUARY 31, 2007 (THE
                             "2007 CONTRACT YEAR").

         (a)______Executive shall be entitled to receive an Annual Bonus with respect to the 2007 Contract Year in the event that the Fee (as defined below) exceeds $5,293,750 (the "Threshold").

         (b)______In the event that the Threshold has been met with respect to the 2007 Contract Year, Executive shall be entitled to an Annual Bonus with respect to the 2007 Contract Year equal to twenty-nine percent (29%) of the excess (if any) of: (i) the Fee, less (ii) $5,293,750.

         (c)______If Executive's employment with the Company is terminated for any reason other than death or disability prior to the end of the 2007 Contract Year, all of Executive's rights to an Annual Bonus with respect to the 2007 Contract Year shall terminate. The Committee shall determine whether all or a portion of Executive's Annual Bonus under the Plan with respect to the 2007 Contract Year shall be paid if Executive's employment has been terminated by reason of death or disability.

         (d)______For purposes of the 2007 Contract Year, "Fee" shall mean the amount paid to the Company for the 2007 Contract Year under Section 5.1 of the Mossimo License Agreement with Target Stores, a division of Target Corporation, a Minnesota corporation, dated as of March 28, 2000, as amended by the Amendment to License and Design Services Agreement entered into as of April 24, 2002.

         (e)______Notwithstanding the foregoing and in accordance with Section 5 of the Plan, the Committee, in its sole discretion, may terminate Executive's right to an Annual Bonus with respect to the 2007 Contract Year at any time on or prior to the first day of the 2007 Contract Year.

                                 MOSSIMO, INC.


                         Annual Meeting of Stockholders

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Mossimo Giannulli, with unlimited power of substitution, as Proxy to represent the undersigned at the Annual Meeting of Stockholders of Mossimo, Inc., to be held on Monday, June 3, 2002 at the Bel Air Hotel, 701 Stone Canyon Rd. Los Angeles, CA at 4:00 p.m., or any adjournment or adjournments thereof, and to vote, as directed, all shares of Common Stock, which the undersigned would be entitled to vote if then personally present.

            Continued and to be Signed and Dated on the Reverse Side

                                                         Please mark   +-------+
                                                         your votes as |  XX   |
                                                         indicated in  |       |
                                                         the example   +-------+


Proposal 1. To Elect (01) Mossimo Giannulli,           FOR            WITHHELD
  (02) Edwin Lewis, as directors of the              +-----+          +-----+
  Company to serve for a three-year term             |     |          |     |
                                                     +-----+          +-----+
(Instruction: To withhold authority in vote for any individual nominee, write that nominee's name in the space provided below):
________________________________________________________________________________

                                                  FOR       AGAINST    ABSTAIN
Proposal 2. To approve the Mossimo Giannulli    +----+      +----+      +----+
  Bonus Plan:                                   |    |      |    |      |    |
                                                +----+      +----+      +----+

Proposal 3: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponements or adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER, IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEE FOR DIRECTOR AND AS SUCH PROXY DEEMS ADVISABLE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

1. Do you plan to attend the Annual Meeting of Stockholders on June 3, 2002 at 4:00 p.m.?
                      YES        NO
                    +----+     +----+
                    |    |     |    |
                    +----+     +----+

2. Has your address changed?  If so, please provide the new address below.

               ___________________________
               ___________________________
               ___________________________


Signature _______________________  Signature ____________________ Date _________

NOTE: Please sign exactly as your name appears above. If stock is registered in the name of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys, and corporate officers should show their full titles.